EXHIBIT 20.1(a)

Annual Servicer Statement
Citibank Omni-S Master Trust
Series 2002-2 (Post-Defeasance)

Calendar Year: 2008

Under the Defeasance Trust Agreement (as defined below), the Servicer is required to prepare, and the Paying Agent is required to deliver, certain information each month regarding then current distributions to Certificateholders. This report aggregates such information for each Distribution Date occurring within the calendar year listed above. Capitalized terms used herein and not defined shall have the meanings set forth in the Defeasance Trust Agreement Series 2002-2 relating to Citibank Omni-S Master Trust Series 2002-2, dated as of December 6, 2005 (as amended, the “Defeasance Trust Agreement”) by and among Citibank (South Dakota), National Association (as successor to Sears, Roebuck and Co.), as Servicer, Citi Omni-S Finance LLC, as Seller, The Bank of New York Mellon (formerly known as The Bank of New York (as successor to Bank One, National Association (formerly known as The First National Bank of Chicago))), as Trustee, as Securities Intermediary, and as Paying Agent.

1. Payments to Series 2002-2 Investors during the calendar year listed above
	Total	Interest	Principal
Class A	$6,204,985.12	$6,204,985.12	$0.00

2. Information Concerning Principal Payments
Amount Deposited during the calendar year listed above	Total Distributions through the end of the calendar year listed above
SERIES 2002-2 BY CLASS

(a)	Class A	$0.00	$0.00

3. Information Concerning Class A Interest Funding Account
(a)	Amount on deposit in the Class A Interest Funding Account as of the end of the calendar year prior to the calendar year listed above.	$5,054,354.51
(b)	Amount of interest and earnings withdrawn from the Class A Principal Funding Account and credited to the Class A Interest Funding Account pursuant to Section 3(b) of the Defeasance Trust Agreement, if any, during the calendar year listed above.	$5,172,978.90
(c)	Amount of interest and investment income credited to the Class A Interest Funding Account, as described in Section 4(b) of the Defeasance Trust Agreement, if any, during the calendar year listed above.	$117,139.66

(d)	Amount of Certificate Interest with respect to Class A withdrawn from the Class A Interest Funding Account pursuant to the first sentence of Section 6(b) of the Defeasance Trust Agreement, if any, during the calendar year listed above .	$6,204,985.12
(e)	Amount withdrawn from the Class A Interest Funding Account pursuant to the last sentence of Section 6(b) of the Defeasance Trust Agreement and applied under Section 6(c) of the Defeasance Trust Agreement, if any, during the calendar year listed above .	$0.00
(f)	Amount on deposit in the Class A Interest Funding Account as of the end of the calendar year listed above after taking into account all withdrawals and distributions through the end of the calendar year listed above.	$4,139,487.95

4. Information Concerning Class A Principal Funding Account
(a)	Amount on deposit in the Class A Principal Funding Account as of the end of the calendar year prior to the calendar year listed above.	$188,210,000.00
(b)	Amount withdrawn from the Class A Principal Funding Account and distributed pursuant to Section 6(c) of the Defeasance Trust Agreement, if any, during the calendar year listed above.	$0.00
(c)	Amount on deposit in the Class A Principal Funding Account as of the end of the calendar year listed above after taking into account all withdrawals and distributions through the end of the calendar year listed above.	$188,210,000.00